Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces Fiscal Fourth Quarter 2010 Sales

BRISBANE, CALIF. — July 8, 2010 — bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $119.2 million for the fiscal quarter ended July 3, 2010, a decrease of 4.4% compared to sales of $124.6 million for the fiscal quarter ended July 4, 2009. Comparable store sales for the fiscal quarter ended July 3, 2010 decreased 3.4% compared to a decrease of 29.6% in the prior year. Beginning in November fiscal 2010 comparable store sales exclude PH8 stores as of the end of the fourth quarter due to the conversion of BEBE SPORT stores to PH8 stores.

Retail sales for the year-to-date period ended July 3, 2010 were $481.7 million compared to $580.3 million for the year-to-date period ended July 4, 2009, a decrease of 17.0%.  Comparable store sales for the year-to-date period ending July 3, 2010 decreased 17.1% compared to a decrease of 20.9% for the year-to-date period ending July 4, 2009.

As of July 3, 2010, average finished goods inventory per square foot decreased 12.8% as compared to the prior year.

bebe stores, inc. provides additional information on a recorded message. Interested parties are invited to listen to the message by calling 1-877-232-3757.

bebe stores, inc. will host a conference call on Thursday, August 26, 2010 at 1:30 P.M. Pacific Time to discuss fourth quarter results.  Interested parties are invited to listen to the conference by calling 1-866-893-0531.  A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID number 35002884.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and PH8 brand names. bebe currently operates 297 stores, of which 213 are bebe stores, 48 are PH8 stores, 35 are 2b bebe stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.